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Exhibit 99.1

FOR IMMEDIATE RELEASE Teton Energy Corporation 410 17th Street, Suite 1850 Denver, CO 80202 www.teton-energy.com

Company contact:
Gillian Kane
(303) 565-4600 ext. 101
 gkane@teton-energy.com
www.teton-energy.com

Teton Energy Corporation Announces Pricing of Common Stock Offering

        DENVER, Colorado—July 27, 2006—Teton Energy Corporation (AMEX: TEC) announced today the pricing of its public offering of 2,000,000 shares of its common stock at a public offering price of $5.20 per share. The estimated net proceeds of the offering will be approximately $9.4 million. Petrie Parkman and Co. is serving as sole underwriter and book-running manager for the offering.

        This offering of the shares of common stock may be made only by means of a prospectus, a copy of which can be obtained from the offices of Petrie Parkman & Co., at 303-292-3877 or 475 17th Street, Suite 1100, Denver, CO 80202. This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Teton Energy Corporation

        Denver-based Teton Energy Corporation is an independent oil and gas exploration and production company with operations in the Rocky Mountain region of the U.S. The Company's common stock trades as TEC on the American Stock Exchange. More information about the Company is available on the Company's website, www.teton-energy.com.

Forward-Looking Statements

        This news release may contain certain forward-looking statements, including declarations regarding Teton and its subsidiary's expectations, intentions, strategies and beliefs regarding the future within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements contained herein are based upon information available to Teton's management as at the date hereof and actual results may vary based upon future events, both within and without the control of the Teton's management, including risks and uncertainties that could cause actual results to differ materially including, among other things, the impact that additional acquisitions may have on the company and its capital structure, exploration results, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, governmental regulations and other factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission. More information about potential factors that could affect the Company's operating and financial results is included in Teton's annual report on Form 10-K for the year ended December 31, 2005. Teton's disclosure reports are on file at the Securities and Exchange Commission and can be viewed on Teton's website at www.teton-energy.com. Copies are available without charge, upon request from the Company.

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Teton Energy Corporation Announces Pricing of Common Stock Offering